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                                                                    EXHIBIT 11.2

                       STATEMENT REGARDING COMPUTATION OF
                          SUPPLEMENTAL NET INCOME PER SHARE

     Weighted average common shares outstanding

    Common shares issued...............................                              50,000
    Warrants issued within one year of filing(1).......                           4,750,000
    Options issued within one year of filing...........  [a]        733,350
      Weighted average exercise price per share........            $   0.58
                                                                   --------
      Proceeds.........................................             425,343
      Mid range of estimated Offering price per
         share.........................................            $  15.00
                                                                   --------
      Common shares repurchased........................  [b]         28,356
                                                                   --------
      Common equivalent shares.........................  [a-b]      704,994         704,994
                                                                   --------
    Conversion of Class A and Class C Preferred Stock
      to common shares(2)..............................                           1,433,547
    Shares issued in conjunction with Offering.........                           4,700,000
                                                                                 ----------
    Total common and common equivalent shares..........                          11,638,541
                                                                                 ----------

     For the period November 16 through December 31, 1996 (in thousands, except per share data)

    Net loss as reported.......................................................  $  (613)
    Add - interest on redeemed and converted preferred stock and long-term
      debt.....................................................................    1,065
                                                                                 -------
                                                                                     452
    Less - tax effect at 40%...................................................      181
                                                                                 -------
    Supplemental net income....................................................  $   271
                                                                                 =======
    Supplemental net income per share..........................................  $  0.02
                                                                                 =======

     For the six months ended June 30, 1997 (unaudited, in thousands, except per share data)

    Net loss as reported.......................................................  $(2,442)
    Interest on redeemed and converted preferred stock and long-term debt......    4,332
                                                                                 -------
    Less - tax effect at 40%...................................................      756
                                                                                 -------
    Supplemental net income....................................................  $ 1,134
                                                                                 =======
    Supplemental net income per share..........................................  $  0.10
                                                                                 =======

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(1) Warrants were issued with exercise prices of $0.0002; all deemed outstanding during periods presented.

(2) Assumed outstanding at the beginning of respective periods.